Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
HearUSA Inc.	Scott Liolios or Ron Both
Stephen J. Hansbrough	Liolios Group, Inc.
Chairman, President & CEO	email: info@liolios.com
Tel 561-478-8770, ext 132	Tel 949-574-3860

HearUSA Appoints Frank Puñal as Chief Accounting Officer

West Palm Beach, Fla. – May 8, 2008 -- HearUSA, Inc. (AMEX: EAR), a leading provider of hearing care through a fully integrated and professionally accredited system of hearing care centers, has hired Frank Puñal, former chief accounting officer for Jacuzzi Brands, Inc., as HearUSA’s chief accounting officer.

As part of the executive team, Puñal will lead the company’s accounting department and report to HearUSA’s chief financial officer, Gino Chouinard.

Puñal joins HearUSA following 25 years of private and public company experience. Most recently, Puñal was CFO for International Bedding Group, Inc., a national bedding manufacturer with revenues of $160 million. Prior to that, he was vice president and controller of Jacuzzi Brands, Inc., a NYSE company with worldwide revenues of $1.2 billion. Earlier in his career, Puñal served as an audit senior manager for Ernst & Young, where he managed audit engagements for companies in a wide range of industries.

“We are fortunate to have Frank join us as an integral member of our executive team,” said Stephen J. Hansbrough, HearUSA’s chairman, president and CEO. “His proven abilities in managing the accounting challenges of public companies, and particularly his extensive experience with mergers and acquisitions, will play an essential role as we pursue our ambitious growth plan. Not coincidentally, we anticipate Frank’s contribution will allow Gino to continue to address his expanding operational responsibilities, as we head for another record-breaking year.”

HearUSA recently announced net revenues for the first quarter of 2008 and achieved a sixth consecutive record at $28.7 million, an increase of 22% over the same period a year ago.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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